UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 11, 2006
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On August 11, 2006, the Compensation Committee of the Board of Directors of Nuance Communications, Inc. (the “Company”) approved the terms of a new three-year employment agreement with Paul Ricci, the Company’s Chairman and Chief Executive Officer. Pursuant to the approved terms, effective October 1, 2006, Mr. Ricci will receive an annual base salary of $575,000 with an annual bonus opportunity of up to 100% of his base salary. Mr. Ricci will also receive the following equity-based compensation awards: (i) a grant of 750,000 shares of restricted stock which shall vest on August 11, 2009 (735,445 of the shares of restricted stock were issued on August 11, 2006 and 14,555 of the shares of restricted stock shall be issued on October 1, 2006), provided that the vesting of 50% of such shares shall accelerate upon the achievement of certain performance objectives established by the Board of Directors for the Company’s 2007 fiscal year and the vesting of the remaining 50% of such shares shall accelerate upon the achievement of certain performance objectives established by the Board of Directors for the Company’s 2008 fiscal year and (ii) a grant of 1,000,000 stock options which shall be scheduled to vest in three equal annual installments on each anniversary of the grant date. In addition, Mr. Ricci shall receive an additional grant of 250,000 shares of restricted stock if (x) the vesting of the shares of restricted stock described above is accelerated based upon the achievement of the fiscal 2007 and fiscal 2008 performance objectives or (y) the closing price of the Company’s common stock on the Nasdaq Global Market exceeds $18 per share for a period of ninety consecutive days. If issued, the additional grant of shares of restricted stock shall be scheduled to vest on August 11, 2009. The grants of equity-based compensation pursuant to the terms of the employment agreement are intended to serve as Mr. Ricci’s equity-based compensation for the three-year term of the agreement, provided, however the compensation committee reserves the right to make additional grants of equity-based compensation to Mr. Ricci if deemed appropriate by the committee.
Upon any termination of Mr. Ricci’s employment by the Company, other than for cause, death or disability, or by Mr. Ricci for good reason, Mr. Ricci shall be entitled to continued payment of 1.5 times his base salary as then in effect and payment of 100% of his target bonus as then in effect for a period of eighteen months following termination; provided, however, if such termination occurs within 12 months of a change in control of the Company, Mr. Ricci shall be entitled to continued payment of 2.0 times his base salary as then in effect and payment of 100% of his target bonus as then in effect for a period of twenty-four months following termination. In addition, upon any termination of Mr. Ricci’s employment by the Company, other than for cause, death or disability, or by Mr. Ricci for good reason, (i) the vesting of all equity-based compensation awards issued to Mr. Ricci prior to August 11, 2006 shall accelerate and be fully vested as of the termination date and (ii) equity-based compensation awards issued on or after August 11, 2006 shall continue to vest during the severance period and any unvested options or awards at the termination of the severance period will be forfeited, provided, however, if such termination occurs within 12 months of a change in control of the Company, the vesting of 100% of Mr. Ricci’s stock options and restricted stock shall accelerate upon the termination event. Following termination of Mr. Ricci’s employment, Mr. Ricci shall be entitled to exercise all stock options granted prior to August 11, 2006 for the life of the stock option, and all stock options granted on or after August 11, 2006 for the lesser of (i) the life of the stock option or (ii) two years following the termination date. If Mr. Ricci’s employment is terminated due to his death or disability, Mr. Ricci (or his legal heirs or designees) shall be entitled to receive his base salary through the termination date and all equity-based compensation awards issued to Mr. Ricci shall accelerate and be fully vested as of the termination date. Mr. Ricci is also entitled to continuation of certain Company benefits following termination of employment, depending on the circumstances surrounding such termination. Mr. Ricci has agreed not to compete with the Company or solicit the Company’s employees or customers during the period in which he is receiving severance payments from the Company.
The Company has also agreed to reimburse Mr. Ricci for excise tax payments which may be due pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), if payments to Mr. Ricci are deemed “parachute payments” within the meaning of Section 280G of the Code, subject to a maximum amount of $4,000,000.
The Company has also agreed to provide an enhanced executive medical program and will reimburse up to $15,000 of services provided under the program annually. The Company has also agreed to reimburse Mr. Ricci up to $15,000 per year for post-retirement medical coverage for a 10 year period. Mr. Ricci will only receive this benefit in the event that (i) Mr. Ricci’s employment is terminated within twelve months following a change in control of the Company or (ii) Mr. Ricci retires from active employment with the Company after the age of fifty-five.
The Company has also agreed to reimburse Mr. Ricci for up to $10,000 of tax and financial planning services and to provide a $15,000 car allowance to Mr. Ricci.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: August 11, 2006	By:	/s/ James R. Arnold, Jr.
James R. Arnold, Jr.
Chief Financial Officer